UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 28, 2015

RIGHTSCORP, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55097	33-1219445
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

3100 Donald Douglas Loop North

Santa Monica, CA 90405

(Address of principal executive offices) (zip code)

310-751-7510

 (Registrant’s telephone number, including area code)

Copies to:

Gregory Sichenzia, Esq.

Jeff Cahlon, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, New York 10006

Phone: (212) 930-9700

Fax: (212) 930-9725

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 28, 2015, Cecil Bond Kyte was elected Chief Financial Officer of Rightscorp, Inc. (the “Company”).

Mr. Kyte, 44, was most recently, from 2007 to 2013, Chief Executive Officer and Chairman of Save The World Air, Inc. (“STWA”), a publicly traded energy technology company. Initially a shareholder for over 14 years, he eventually spearheaded the restructuring and rebuilding of STWA. Under Mr. Kyte’s leadership STWA grew from roughly a $10 million market capitalization in 2008 to a valuation in excess of $350 million in 2013. During his tenure STWA fortified its financial standing by securing over $40 million in capital and a material contract with a $35 billion energy company. After completing a successful turnaround, Mr. Kyte resigned as CEO in 2013 to pursue more challenging projects. Mr. Kyte has also been an owner of petroleum exploration and production assets in North America for two decades. Having been a pilot in various capacities for over 28 years, including airline captain and flight academy instructor, Mr. Kyte is currently supporting the funding for Bye Aerospace’s suite of products including the development and manufacturing of today’s most efficient and advanced fighter/trainer jet aircraft for the military and civilian markets. In the past year Mr. Kyte has also been an investor and executive producer of several film projects cultivating significant relationships associated with such endeavors.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIGHTSCORP, INC.

Dated: May 29, 2015	By:	/s/ Christopher Sabec
	Name:	Christopher Sabec
	Title:	Chief Executive Officer

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